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                                                                      Exhibit 23

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 33-95910, 33-64968, and 333-15241) of OXiGENE, Inc. and the
related Prospectuses, Registration Statements (Forms S-8 Nos. 333-05787, 333-92747 and 333-32958) pertaining to the 1996 Stock Incentive Plan, and Registration Statements (Forms S-8 Nos. 333-84870 and 333-84872) pertaining to the Compensation Award Stock Agreements and the Restricted Stock Agreements between OXiGENE, Inc. and Certain Directors, Employees and Non-employees, of our report dated February 7, 2003, with respect to the consolidated financial statements of OXiGENE, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
March 25, 2003